                                                                   EXHIBIT 10.25

                     PHASE 2 INFORMATION TECHNOLOGY PRODUCT
                             AND SERVICE AGREEMENT

                                    BETWEEN

                      ELECTRONIC DATA SYSTEMS CORPORATION

                                      AND

                               SPECTRADYNE, INC.


THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS
ARE INDICATED IN THIS AGREEMENT WITH BRACKETS ([ ]).

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----

ARTICLE I     AGREEMENT, TERM AND DEFINITIONS.....................   1
         1.1  Agreement and Term..................................   1
         1.2  Certain Definitions.................................   2

ARTICLE II    DEVELOPMENT OF DIGITALLY BASED VIDEO ON
              DEMAND SYSTEM.......................................   5
         2.1  Digitally Based Video On Demand System Development
              Schedule............................................   5
         2.2  Provision of DBVODS Hardware........................   5
         2.3  Development of Software.............................   6

ARTICLE III   PROVISION OF PRODUCTS AND SERVICES..................   6
         3.1  Purchase Orders.....................................   6
         3.2  Cancellation and Change of Purchase Orders..........   8
         3.3  Inspection, Integration, and Testing................   8
         3.4  Transportation of Products..........................   8
         3.5  Title and Risk of Loss..............................   8
         3.6  Unpacking and Installation..........................   9
         3.7  Acceptance of Products..............................   9
         3.8  On-Site Service.....................................   9

ARTICLE IV    PROPRIETARY RIGHTS AND WARRANTIES...................  12
         4.1  Vendor Software.....................................  12
         4.2  EDS Software........................................  12
         4.3  Spectradyne Software................................  13
         4.4  Cross-License of Patent Rights......................  13
         4.5  Warranties..........................................  15
         4.6  Spectradyne's Remedies..............................  16
         4.7  Exclusivity.........................................  16

ARTICLE V     CHARGES AND PAYMENTS TO EDS.........................  16
         5.1  Charges for Products and Services...................  16
         5.2  Bonus...............................................  17
         5.3  Payment.............................................  17
         5.4  Taxes...............................................  17

ARTICLE VI    DISPUTE RESOLUTION, TERMINATION AND
              LIMITATION OF LIABILITY.............................  18
         6.1  Dispute Resolution..................................  18
         6.2  Termination for Cause...............................  18
         6.3  Termination for Failure to Obtain Unconditional
              Approvals or Waivers................................  18
         6.4  Termination for Insolvency and Related Events.......  18


         6.5  Termination for Nonpayment..........................  18
         6.6  Proprietary Rights Indemnification..................  20
         6.7  Liquidated Damages..................................  20
         6.8  Limitation of Liability.............................  21

ARTICLE VII   MISCELLANEOUS.......................................  21
         7.1  Binding Nature and Assignment.......................  21
         7.2  Relationship of Parties.............................  21
         7.3  Confidentiality and Media Releases..................  22
         7.4  Export..............................................  22
         7.5  Notices.............................................  22
         7.6  Force Majeure.......................................  22
         7.7  Severability........................................  22
         7.8  Waiver..............................................  22
         7.9  Cumulative Remedies.................................  23
         7.10 Counterparts........................................  23
         7.11 Certain Construction Rules..........................  23
         7.12 Survival of Certain Provisions......................  23
         7.13 Governing Law.......................................  24
         7.14 No Third Party Beneficiaries........................  24
         7.15 Approvals and Similar Actions.......................  24
         7.16 Entire Agreement                                      24

                     PHASE 2 INFORMATION TECHNOLOGY PRODUCT
                             AND SERVICE AGREEMENT


      THIS PHASE 2 INFORMATION TECHNOLOGY PRODUCT AND SERVICE AGREEMENT (the "Agreement") is between Spectradyne Inc., a Delaware corporation
("Spectradyne"), and Electronic Data Systems Corporation, a Texas corporation ("EDS") and is effective as of August 27, 1993 (the "Effective Date").'

                                   RECITALS:

      Spectradyne and EDS have entered into that certain Agreement for Phase I Information Technology Services dated July 28, 1993 (the "Phase I Agreement") under Section 1.4 of which Spectradyne and EDS agreed to continue negotiating in good faith to reach and enter into an agreement under which EDS will provide a Digitally Based Video On Demand System.

      Spectradyne and EDS agree that EDS will provide such Digitally Based Video On Demand System, and that Spectradyne will purchase such Digitally Based Video On Demand System from or through EDS, in accordance with the terms and conditions set forth in this Agreement.

      This Agreement sets forth the terms and conditions under which EDS will provide, sell, install and maintain Digitally Based Video On Demand Systems to and for Spectradyne in North America (meaning for the purposes of this Agreement the continental United States, Alaska, Hawaii, Canada, Mexico, the Virgin Islands and Puerto Rico (and such other sites within the caribbean as are covered by the footprint of satellite implemented under the Phase I Agreement)) for the purpose of distributing in-room video entertainment programming and Spectradyne-developed interactive services, all of which are described below.

      In consideration of these premises and the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Spectradyne and EDS hereby agree to undertake all rights and obligations under the terms and conditions of this Agreement.


                                   ARTICLE I
                        AGREEMENT, TERM AND DEFINITIONS

1.1 Agreement and Term. EDS will (a) provide and sell DBVODS Hardware, (b) develop and license DBVODS Software to Spectradyne and (c) install and maintain the Digitally Based Video On Demand System for Spectradyne, and Spectradyne will obtain such Video On Demand Systems and related services from EDS all in accordance with the terms and conditions set forth in this Agreement. The term of this Agreement will commence on the Effective Date and will continue thereafter until the expiration date set forth in
      Section 1.2 of the Phase I Agreement, unless earlier terminated by either party as set forth in Article VI of this Agreement. From the Effective Date until the expiration date, or such earlier date that this Agreement is terminated as provided for in Article VI, Spectradyne will use EDS exclusively as its provider of Digitally Based Video On Demand Systems.

1.2 Certain Definitions. As used in this Agreement, the terms set forth below have the following respective meanings, and such meanings are equally applicable to both the singular and plural forms of the terms defined.

     (a)  "Confidential Information" will have the meaning set forth in Section
          7.3 of this Agreement.

     (b) "Coverage Time" will have the meaning set forth in Section 3.8(a) of this Agreement.

     (c) "CDVRO System" will have the meaning set forth in Section 3.1(b) of this Agreement.

     (d) "DBVODS Hardware" means that Hardware (as such term is defined in Section 1.3 (am) of the Phase I Agreement) used in the Digitally Based Video On Demand System.

     (e) "DBVODS Software" means that Vendor Software, EDS Software and any other Software resident on DBVODS Hardware.

     (f)  "Delivery Date" means the first anniversary of the Effective Date.

     (g) "Digitally Based Video On Demand System" means a system of Hardware and Software to be provided by EDS under this Agreement that (i) will store [ ] full length video programs, consisting of [ ] data sets, [ ] data sets and [ ] data sets, (ii) will provide simultaneous viewing for [ ] viewers while sustaining a data transmission rate of [ ] kilobytes per second or greater, (iii) will contain the functionality set forth in Schedule 1.2(g) and (iv) such other functionality as Spectradyne and EDS may mutually agree.

     (h) "Developed Software" will have the meaning set forth in Section 2.3 of this Agreement.

     (i) "EDS Hardware" means any Hardware developed by EDS and, through a Vendor, manufactured by EDS and provided to Spectradyne under this Agreement.

     (j) "EDS Software" means that Software developed under Section 2.3 of this Agreement and any other Software that is owned by EDS and provided to Spectradyne under this Agreement.

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

      (k) "Employee" means those employees, agents, subcontractors or representatives of EDS provided or to be provided by EDS to perform services pursuant to this Agreement.

     (l) "Field Service Order" will have the meaning set forth in Section 3.1(b) of this Agreement.

     (m)  "North America" will have the meaning set forth in the Preamble.

     (n) "On-Site Service" means any warranty or maintenance service provided by EDS under Section 3.8 of this Agreement.

     (o) "Other Patent Rights" will have the meaning set forth in Section 4.4(a) of this Agreement.

     (p) "Patent Rights" will have the meaning set forth in Section 4.4(a) of this Agreement.

     (q) "Phase I Agreement" means that certain Phase I Information Technology Services Agreement between Spectradyne and EDS dated as of July 28, 1993.

     (r) "Products" means DBVODS Hardware, DBVODS Software and Digitally Based Video On Demand Systems.

     (s) "Purchase Orders" will have the meaning set forth in Section 3.1 of this Agreement.

     (t) "Request" will have the meaning set forth in Section 4.4(b) of this Agreement.

     (u) "Service Request" will have the meaning set forth in Section 3.8 of this Agreement.

     (v) "Services" means, but is not limited to, consulting, development, installation, integration, maintenance or other services, as the case may be, provided or to be provided by EDS pursuant to this Agreement.

     (w) "Software" means computer programs in object code (except when source code is expressly called for as set forth herein, in which case the term "Software" includes source code and object code) together with interface specifications, input and output formats, program listings, narrative descriptions, operating instructions and supporting documentation and will include the tangible media upon which such programs and documentation are recorded. The term "Software" does not include Spectradyne Programming (as such term is defined in the Phase I Agreement)

    (x)   "Software Enhancement" means:

          (i) any changes or modifications to a function or functions of the Software that, with respect to EDS Software, existed as of the Delivery Date, and, with respect to Vendor Software, existed as of the date the Vendor Software was implemented and

          (ii) all of those tasks performed throughout the development cycle starting with the analysis and requirements definition and continuing until acceptance by Spectradyne (in accordance with Schedule 4.9 to the Phase I Agreement), including without limitation analysis, design, programming and testing, which are associated with the development of new Software, new Software modules or new functions for the Software (which new Software modules and functions did not exist as of the date implemented with respect to Vendor Software and EDS Software).

     (y)  "Software Maintenance" means:

          (i) with respect to EDS Software, changes or corrections to such EDS Software required to keep EDS Software operational in the same manner as it operated on the Delivery Date;

          (ii) with respect to Vendor Software for which the Vendor provides maintenance, (1) any tasks required to apply maintenance supplied by a Vendor, (2) reporting to and assisting Vendors in resolving Vendor Software errors or deficiencies and (3) determining whether and in what time frame new releases from the Vendor will be installed and

        (iii) with respect to Vendor Software for which the Vendor no longer provides maintenance or for which the Vendor has provided EDS all source code and documentation sufficient for a reasonably skilled programmer to customize, maintain and enhance the Software, changes or corrections to the Software required to keep the Software operational in the same manner as it operated as of the Delivery Date or as of the date on which the applicable revision was implemented, as the case may be.

     (z) "Spectradyne Software" means the Software owned by Spectradyne identified in Schedule 1.2(z), as amended from time to time by

          Spectradyne with written notice to EDS; provided, that, no such additions or deletions adversely affect EDS' obligations under this Agreement.

     (aa) "Vendor" means (i) any person or entity that manufactures, publishes, distributes or licenses, as the case may be, Hardware or Software and
          (ii) any person or entity (other than EDS or an affiliate of EDS) that provides services to Spectradyne and any person or entity that provides services to EDS.

     (ab) "Vendor Hardware" means any Hardware provided to EDS or Spectradyne by a Vendor.

     (ac) "Vendor Software" means that operating system Software and/or utilities Software, the rights to which are licensed or owned by a Vendor.

                                   ARTICLE II
             DEVELOPMENT OF DIGITALLY BASED VIDEO ON DEMAND SYSTEM

2.1 Digitally Based Video On Demand System Development Schedule. EDS will provide a Digitally Based Video On Demand System for beta testing (meaning limited use and testing in five hotels selected by Spectradyne) within eight months after the Effective Date.

     EDS will provide a Digitally Based Video On Demand System, which Digitally Based Video On Demand System will pass an acceptance test mutually agreed to by Spectradyne and EDS and be available for wide-scale use within four months after the commencement of the beta test. If EDS makes the Digitally Based Video On Demand System available for delivery to Spectradyne before the Delivery Date (meaning for the purposes of this Agreement that if Spectradyne (i) submits a purchase order for a Digitally Based Video On Demand System before the Delivery Date and EDS accepts such purchase order or (ii) does not submit a purchase order for a Digitally Based Video On Demand System before the Delivery Date, but the Digitally Based Video On Demand System passes the acceptance test developed under Schedule 4.9 to the Phase I Agreement before the Delivery Date, and EDS is ready, willing and able to accept a purchase order (meaning without adding any terms and conditions beyond those set forth in this Agreement) before the Delivery
     Date), Spectradyne will pay to EDS the bonus described in Section 5.2 of this Agreement. If EDS makes the Digitally Based Video On Demand System available for delivery to Spectradyne after the Delivery Date, EDS will pay to Spectradyne the liquidated damages described in Section 6.7 of this Agreement.

2.2 Provision of DBVODS Hardware. EDS will provide DBVODS Hardware to Spectradyne when requested by Spectradyne in accordance with Section 3.1 of this Agreement. The DBVODS Hardware will comply with all applicable codes, permits and certifications (including without limitation UL certification). Except as provided in Section 4.4 of this Agreement, with regard to DBVODS Hardware, EDS or the applicable Vendor, as the case may be, will retain all right, title and interest in and to any and all United States letters patent, or any copyright, trademark, service mark, trade name, trade secrets or other intellectual property rights relating to or arising out of any and all DBVODS Hardware, subject to any licensing or other rights in favor of Spectradyne necessary to provide Spectradyne with the unfettered right to own and use such DBVODS Hardware as part of the Digitally Based Video On Demand System provided by EDS.

2.3 Development of Software. EDS will develop certain Software to be used in the Digitally Based Video On Demand System (the "EDS Software", except that such term does not include the interface protocol specifications), and Spectradyne will provide approvals of each of the deliverables in the EDS Software development process, in accordance with the Software development procedures set forth in Schedule 4.9 of the Phase I Agreement.

     Spectradyne and EDS will meet two times each year to determine what changes in functionality (meaning Software Maintenance or Software Enhancements, as the case may be) Spectradyne desires. Spectradyne and EDS will mutually agree on such changes and on a schedule for EDS' development and delivery of such changes. EDS will perform such modifications in accordance with the Software development procedures set forth in Schedule 4.9 of the Phase I Agreement. All charges for such changes are included in the annual license fee set forth in Section 5.1 of this Agreement. To the extent that Spectradyne desires additional changes made to the EDS Software which would exceed the amounts for which EDS has budgeted under the license fee, EDS will perform such modifications subject to a charge to be mutually agreed to by Spectradyne and EDS prior to EDS' performance of any such Software development services.

     All Software developed under this Section 2.3 and provided to Spectradyne under this Agreement will be construed as "Developed Software" (as such term is defined in the Phase I Agreement), and Spectradyne and EDS will have the rights and obligations set forth in Section 4.4 of this Agreement, and in Section 11.4 and Section 11.5 of the Phase I Agreement; except that, notwithstanding such provisions in the Phase I Agreement (a) each copy of EDS Software will be subject to the license fee set forth in Section 5.1 of this Agreement and (b) the term of the license will be specific to each copy licensed by Spectradyne from EDS, which term will begin on the date EDS installs such copy of EDS Software in the Digitally Based Video on Demand System and will continue for so long as Spectradyne pays license fees set forth in Schedule 5.1, unless terminated as set forth in Section
     11.4 or Section 11.5 of the Phase I Agreement.

                                  ARTICLE III
                       PROVISION OF PRODUCTS AND SERVICES

3.1 Purchase Orders. Spectradyne will procure DBVODS Hardware, DBVODS Software and Digitally Based Video On Demand Systems from or through EDS by issuing, and EDS' accepting, purchase orders in accordance with the following:

     (a) Spectradyne may issue to EDS one or more written purchase orders identifying the Products Spectradyne desires to purchase from EDS.

     (b) EDS will accept purchase orders if (i) EDS agrees to deliver the Products or perform the services on or before the date specified on the purchase order (but EDS will not reject a purchase order for reasons related to the timing of the delivery if the date for delivery specified in the purchase order is 90 or more days after the date on which EDS receives such purchase order); provided, however, that nothing set forth in this Section 3.1 is intended to modify or alter EDS' obligations as to the time of the initial delivery of Digitally Based Video On Demand Systems as set forth in Section 2.1 of this Agreement and (ii) if the purchase order does not establish terms and conditions which are new or which conflict with those set forth in this Agreement. EDS will not unreasonably reject any purchase order. If EDS does not agree to deliver the Products on the delivery date set forth on the purchase order, then EDS and Spectradyne will promptly negotiate a mutually agreeable delivery date in good faith.

     (c) Spectradyne will either (i) include on each purchase order a request that EDS install such Product or (ii) contemporaneous with the issuance of the applicable purchase order, issue a Field Service Order (as such term is defined in the Phase I Agreement) which includes a request that EDS install such Product in accordance with the provisions of Section 6.3 of the Phase I Agreement. EDS will be obligated to install or deliver any Products at those locations that have the capability of receiving compressed digital video data in a manner consistent with a CDVRO System (as such term is defined in the Phase I Agreement).

     (d) Spectradyne agrees, subject to the provisions of Section 6.3, to purchase a minimum of [ ] Digitally Based Video On Demand Systems between the Delivery Date and the second anniversary of the Delivery Date (subject to delays occasioned by (i) force majeure or (ii) delays in the production or delivery of the Digitally Based Video On Demand Systems not caused by Spectradyne). If Spectradyne fails to purchase a minimum of [ ] Digitally Based Video On Demand Systems between the Effective Date and the second anniversary of the Effective Date, then Spectradyne will pay

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

          to EDS, as liquidated damages and not as a penalty, an amount equal to [ ] percent times the price of a Digitally Based Video On Demand System times result of [ ] less the number of Digitally Based Video On Demand Systems actually purchased.

          At any time after Spectradyne has purchased the [ ] Digitally Based Video On Demand System, Spectradyne may request that EDS provide different Hardware containing similar and, if appropriate, more advanced functionality to that contained in the DBVODS Hardware. Spectradyne and EDS will meet and negotiate in good faith to modify this Agreement to include such Hardware; provided, that, if EDS elects not to provide such Hardware or is unwilling to provide such Hardware at a price within [ ] percent of the price offered by the most competitive Vendor providing similar quality products and/or performing similar quality services (in each case meaning similar quality to that of EDS), Spectradyne may purchase such Hardware from such most competitive Vendor, and Spectradyne and EDS will mutually agree on each party's rights and obligations under this Agreement affected by Spectradyne's purchase of such Hardware from or through such Vendor.

     Purchase orders accepted in accordance with this Agreement are referred to herein as "Purchase Orders."

3.2 Cancellation and Change of Purchase Orders. Except as otherwise agreed upon by the parties, Spectradyne may change the delivery location set forth in a Purchase Order without charge. Purchase Orders may be cancelled at any time after acceptance by EDS, provided that, Spectradyne pays to EDS as a cancellation fee an amount equal to [ ] percent times the aggregate price of the Products in such Purchase Order.

3.3 Inspection, Integration, and Testing. Spectradyne and EDS will cooperate in good faith to jointly develop reasonable procedures for the inspection and testing of Products, and EDS will perform such inspection and testing in accordance with such procedures at no additional charge to Spectradyne. In addition, Spectradyne will provide EDS with specifications for the integration of Products. EDS will perform such inspection, integration, and testing in accordance with the applicable procedures and specifications at no cost to Spectradyne.

3.4 Transportation of Products. Products will be delivered to the location designated on the applicable Purchase Order. Subject to the provisions of
     Section 2.1 of this Agreement regarding the initial delivery of the Digitally Based Video On Demand System, any delivery date specified on the Purchase Order or in EDS' acceptance of Spectradyne's Purchase Order is approximate; provided, however, that such delivery will in any event (other than to the extent affected by a force majeure) be effected within five days of such

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

     delivery date. Reasonably documented charges for transportation (including charges relating to the insurance of Products being transported), rigging and drayage will be paid by Spectradyne. Spectradyne and EDS will mutually agree on one or more methods of transportation, rigging and drayage.

3.5 Title and Risk of Loss. Title to DBVODS Hardware will pass to Spectradyne upon payment in full of the applicable charge for such DBVODS Hardware, and EDS will provide all documentation reasonably requested by Spectradyne to evidence EDS' passage of clear title in such DBVODS Hardware to Spectradyne. Except for loss of, or damage to, DBVODS Hardware attributable solely to the negligence or wilful misconduct of EDS (which loss or damage to DBVODS Hardware will, subject to the limitations set forth in Section 6.8, be borne by EDS), all risk of loss of, or damage to, DBVODS Hardware will be borne by Spectradyne after delivery of such Hardware by EDS to a common carrier.

3.6 Unpacking and Installation. EDS will use commercially reasonable efforts to install the Products in accordance with the installation procedures set forth in Schedule 3.6 of this Agreement (which Schedule will be developed after the conclusion of the beta test of the Digitally Based Video On Demand System and incorporated into this Agreement at that time). Subject to the limitations set forth in Section 3.1(c), Spectradyne will choose where the Products will be installed; except that EDS will not be required to install the Products in a location that may cause material risk of physical injury to an Employee or any third party or the property of EDS, such Employee or any third party. Spectradyne will comply with all local, state, and federal laws, rules and regulations with regard to such installation in obtaining any and all permits and licenses required for such installation (which permits will be obtained by EDS under the Phase I Agreement and paid for by Spectradyne under the Phase I Agreement). Spectradyne will (through EDS under the Phase I Agreement, the charges for which will be paid for by Spectradyne under the Phase I Agreement) be responsible for the preparation of Spectradyne's location and will provide all necessary communications capabilities, power, power stabilization measures and other facilities and environmental modifications required for the effective installation or utilization of the Products. EDS will perform the installation (which installation will be performed by EDS under the Phase I Agreement and paid for by Spectradyne under the Phase I Agreement) and start-up of the Products at Spectradyne's location. EDS will perform such installation and start-up in accordance with all licenses and permits obtained by Spectradyne of which EDS is made aware and in accordance with all local, state and federal laws, rules and regulations regarding such installation.

3.7 Acceptance of Products. EDS will test the Products on the date of installation for performance in accordance with the specifications, and will correct any failure to meet such specifications within 24 hours thereafter.

3.8 On-Site Service. If Spectradyne, Spectradyne's customer or an EDS Field Service representative (performing his or her obligations under this Agreement or the Phase I Agreement) determines that a Digitally Based Video On Demand System is not operating properly, the person discovering such problem may request On-Site Service by calling EDS' Customer Assistance Center (as such term is defined in the Phase I Agreement) (a "Service Request"). All Service Requests will include the location of the Digitally Based Video On Demand System, a description of the problem, a contact name and corresponding telephone number, and any other pertinent information for each Digitally Based Video On Demand System.

     (a) Time of Performance of Hardware Services. EDS will perform On-Site Services on the Digitally Based Video On Demand System identified in a Service Request. On-Site Services will be initiated between the hours of 7:00 a.m. and 12:00 a.m. (midnight) according to that site's local time, Monday through Sunday (the "Coverage Time"). If On-Site Services cannot be initiated during the Coverage Time, or if it is not commercially reasonable to initiate such On-Site Services within the Coverage Time (for example and without limitation, the Service Request is received at 11:45 pm and the distance to the site of the Digitally Based Video On Demand System is 45 minutes from the field service office), such On-Site Services will be initiated at 7:00 a.m. the next day or as soon thereafter as commercially reasonable efforts permit.

          (i) Upon EDS' receipt of a Service Request, EDS will use commercially reasonable efforts to have an authorized EDS representative arrive at the Digitally Based Video On Demand System requiring On-Site Services (other than those Digitally Based Video On Demand Systems located at the sites set forth in Schedule 3.8(a)
               (i), as amended from time to time upon the mutual agreement of Spectradyne and EDS, which Schedule will include the applicable response times for such sites therein) within four hours after the authorized EDS representative is notified of such Service Request.

          (ii) EDS will use commercially reasonable efforts to restore the functionality of the Digitally Based Video On Demand System within 24 hours after the arrival of the authorized EDS representative at the Digitally Based Video On Demand System requiring On-Site Services.

     (b) Parts. EDS will maintain, at Spectradyne's cost, a supply of spare parts inventories in accordance with the failure rates, repair times and spare part replenishment recommendations published by the applicable Vendor. To the extent that EDS is the manufacturer of any component of DBVODS Hardware, EDS will maintain a supply of spares in accordance with industry standards for microcomputer products until such time as EDS can determine a performance-based standard, at which time EDS will store spare parts in -accordance with such performance-based standard. All such parts will remain the property of EDS until incorporated into the Digitally Based Video On Demand System. If EDS stores spare parts on Spectradyne's premises (or the premises of a customer of Spectradyne), EDS may remove them at any time. When a part is removed from Digitally Based Video On Demand System and another is installed, the part removed will be examined by EDS to determine whether or not it is, in EDS' sole determination, commercially practicable to refurbish such part. If EDS determines that it is commercially practicable to refurbish such part, EDS will refurbish such part, at Spectradyne's cost, and will return such refurbished part to the inventory of spare parts for use at a later time by EDS in repairing DBVODS Hardware. If EDS determines that it is not commercially practicable to refurbish such part, EDS will return such part to Spectradyne. Once integrated into DBVODS Hardware, title to all such spare parts will transfer from EDS to Spectradyne and will remain in Spectradyne even if removed, refurbished (and reinstalled or placed in the spare parts inventory) or returned to Spectradyne.

     (c) Subcontracting. EDS represents and Spectradyne acknowledges that EDS may subcontract Service Requests to third parties to perform such repairs. In such event, EDS will, nonetheless, be responsible for such subcontractor's compliance with EDS' obligations under this Agreement.

     (d) General Obligations of Spectradyne. To the extent permitted under the applicable agreements between Spectradyne and Spectradyne's customers, Spectradyne will (i) provide safe, clean and adequate work spaces in each location, including heat, light, ventilation, electric current and outlets for use by EDS and its representatives and (ii) provide or cause to be provided to EDS and its representatives full and free access to the Digitally Based Video On Demand System and any other Hardware or Software or other items pertaining to the Digitally Based Video On Demand System necessary for EDS to properly perform On-Site Services (and to the extent that such access is not provided by Spectradyne, EDS will be relieved of its obligations related to On-Site Service set forth in this Agreement). Spectradyne will not perform any other repairs, maintenance, alterations, or adjustments of or to any Digitally Based Video On Demand System. To the extent that Spectradyne or a customer of Spectradyne performs any such repairs as a result of an emergency or as a result of EDS' failure to comply with the response times set forth in Section 3.8(a) of this Agreement, EDS will be relieved of all responsibility and liability for any such DBVODS

          Hardware so repaired from the date of such repair and until EDS has an opportunity to correct, if necessary, any such repairs (which correction will be subject to EDS' then current time and materials charge). After such correction, if any, is made by EDS, EDS' obligations under this Agreement with regard to such DBVODS Hardware will resume.

          All charges for On-Site Services are for a period of five years commencing on the date on which the Digitally Based Video On Demand System is installed and ending on the fifth anniversary of such installation date (and EDS' obligation to perform On-Site Services on the Digitally Based Video On Demand System will continue in effect even if such five-year 'period continues past the expiration of this Agreement) and are set forth in Schedule 5.1 of this Agreement. On or before the fifth anniversary of the installation date of each Digitally Based Video On Demand System, Spectradyne will notify EDS of Spectradyne's intention to either (i) extend, subject to EDS' then current charges, the On-Site Services or (ii) refresh, subject to the applicable charges, the technology by obtaining and installing a new Digitally Based Video On Demand System. All charges for all On-Site Services to repair Digitally Based Video On Demand Systems during the warranty period are included in the On-Site Service charge set forth in Schedule 5.1 of this Agreement.

                                   ARTICLE IV
                       PROPRIETARY RIGHTS AND WARRANTIES

4.1 Vendor Software. Spectradyne acknowledges that certain Vendor Software provided hereunder is proprietary to and the sole property of certain third parties. Spectradyne agrees to comply with, and to cause Spectradyne's customers to comply with, any and all licensing agreements that maybe required by such third parties in order to permit Spectradyne to utilize such Vendor Software. In addition, Spectradyne agrees that where Spectradyne requests that EDS load, burn-in or otherwise integrate Vendor Software or assemble a Digitally Based Video On Demand System, Spectradyne will comply with any and all applicable shrink wrap licenses. Spectradyne acknowledges that in certain instances EDS will be loading Licensed Software from a "golden disk" or "golden tape" and providing archival copies of the Vendor Software to Spectradyne in the original packaging, which packaging contains the applicable license agreement between Spectradyne and the third party owner of such Vendor Software. Such license may state that a condition precedent to Spectradyne's obligations under such license is the breaking of such packaging. Spectradyne agrees, whether or not Spectradyne has broken such packaging, to comply with the terms and conditions of such license agreement.

     Neither Spectradyne nor EDS will have any obligation to control or audit the Software resident on any Hardware operated by any employee of the other, and Spectradyne and EDS are each and will each remain liable to any Vendor for any unauthorized copies made by any of its employees of any Vendor Software.

4.2 EDS Software. All Software developed under Section 2.3 of this Agreement and provided to Spectradyne under this Agreement will be construed as Developed Software, and Spectradyne and EDS will (with respect to EDS Software) have the rights set forth in Section 4.4 of this Agreement and in section 11.4 and Section 11.5 of the Phase I Agreement; except that, notwithstanding such provisions in the Phase I Agreement (i) each copy of EDS Software will be subject to 'the license fee set forth in Section 5.1 of this Agreement and (ii) the term of the license will be specific to each copy licensed by Spectradyne from EDS, which term will begin on the date EDS installs such copy of EDS Software in the Digitally Based Video on Demand System and will continue for so long as Spectradyne pays license fees set forth in Schedule 5.1, unless terminated as set forth in Section
     11.4 or Section 11.5 of the Phase I Agreement.

4.3 Spectradyne Software. To the extent that Spectradyne provides Spectradyne Software to EDS under this Agreement for EDS' use in performing its obligations under this Agreement, Spectradyne and EDS will have all rights and obligations regarding such Spectradyne Software set forth in Section
     11.3 of the Phase I Agreement.

4.4 Cross-License of Patent Rights. Spectradyne and EDS will each have the following rights:

     (a) Grant of License to Use. Spectradyne and EDS each grant to the other and their Affiliates (as defined in the Phase I Agreement) an exclusive license (in the markets described in Section 11.9 of the Phase I Agreement), other than use by EDS of EDS' Patent Rights or Other Intellectual Property Rights to comply with its obligations to Spectradyne under this Agreement and the Phase I Agreement, transferable (in accordance with Section 4.4(c) of this Agreement) in and to each other's worldwide Patent Rights, now owned or hereafter acquired prior to the expiration of this Agreement (defined as all Letters Patent, patent applications, divisionals, reissues, continuations and continuations-in-part (i) with regard to Spectradyne's Patent Rights, related to or arising out the Products and any hardware or software used in conjunction with Products provided by EDS under this Agreement and (ii) with regard to EDS' Patent Rights, related to or arising out of Products provided by EDS under this Agreement) and Other Intellectual Property Rights, whether now owned or hereafter acquired prior to the expiration or termination of this Agreement, (defined as (i) trade secrets, (ii) any registered or unregistered copyrights; provided that attribution is made to the owner of the registered or unregistered copyright and
          (iii) any trade name, trade mark and service mark in accordance with each party's internal manuals, which use of such trade name, trade mark and service mark will be subject to the owner's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned) to use (and not to make, copy or sell) such hardware, software (to the extent that such right to use relates to Software that is patented, such use will be in accordance with Section 4.1,
          Section 4.2 or Section 4.3 of this Agreement, as the case may be) and Products, as the case may be, during the term of this Agreement.

     (b) Transfer and Sublicense. If either Spectradyne or EDS desires to transfer or sublicense the license granted to it hereunder, it will provide the non-transferring party with a written request (the "Request"), and such Request will be approved or rejected by the non-transferring party as follows:

          (i) As to transfers of the rights and obligations under Section 4.4(a) of this Agreement other than sublicenses described in
               Section 4.4(b)(ii) below, such Request will set forth the name of the transferee, the transferee's contact person and such other information as the non-transferring party may reasonably request. The non-transferring party will approve or reject such Request in writing within 30 days after the date on which such party receives such Request in accordance with Section 7.1 of this Agreement, which writing, in the case of a rejection, will set forth the reason(s) for such rejection. Neither party will have the right to pledge, make collateral assignments or hypothecations of the other party's Patent Rights or Other Intellectual Property Rights.

          (ii) As to sublicenses of the rights and obligations under Section 4.4(a) of this Agreement (meaning for the purposes of this Agreement an extension to a third party of rights and obligations mutually agreed to by Spectradyne and EDS and set forth in a sublicense agreement between the transferring party and such third party and that does not divest the transferring party of any of its rights or obligations under this Agreement), such Request will include the name of the proposed sublicensee, the rights the transferring party desires to convey to the transferee in such sublicense, the geographic marketplace, the duration of such sublicense, the price to be paid to the non-transferring party as consideration for the non-transferring party's permission to convey the rights set forth in such sublicense and all other rights to be conveyed in such sublicense. The non-transferring party will, in its sole discretion, approve or deny such Request within 30 days after the date of such Request. No sublicense will be valid without the prior written consent of the non-transferring party. Notwithstanding the foregoing, EDS consents to the sublicense of all rights and obligations under Section 4.4(a) from EDS to Spectradyne for end users located in North America for use by such end users in accordance with this Agreement and the Phase I Agreement.

     (c) Initiation of Actions and Distribution of Collected Judgement Amounts. If a patent owner prosecutes or litigates a claim, demand or other proceeding and pays all costs and expenses related to such claim, the patent owner will be entitled to all amounts awarded and collected.
          If EDS elects to make a claim, demand or otherwise initiate any proceeding against a third party named in Section 11.9(b) of the Phase I Agreement or any other third party in the markets (meaning for the use described in the geographic areas described) protected in
          Section 11.9(a) for an infringement of EDS' Patent Rights or Other Intellectual Property Rights related to any Product, Spectradyne and EDS will mutually agree on the amount of the costs that Spectradyne and EDS will bear in such prosecution or litigations or if no such agreement is reached or can be reached, Spectradyne may (with regard only to such markets protected in Section 11.9(a) or such third parties named in Section 11.9(b)) pursue the claim at its own cost and expense. If Spectradyne elects not to prosecute or litigate a claim, demand or other proceeding against a third party for an infringement of Spectradyne's Patent Rights or Other Intellectual Property Rights related to any hardware, software or Product, EDS may prosecute or litigate such claim at EDS' sole cost and expense.

          If any judgement is collected as a result of a claim, demand or other proceeding claiming an infringement of Patent Rights in which both parties pay some of the out-of-pocket expenses (defined as all costs of the prosecution or litigation, including all legal and professional fees, all damages awarded, but will not include future royalties, if any) related to such claim or which is prosecuted or litigated, and all out-of-pocket expenses are paid, by the party not the patent owner, the amount collected will be distributed in the following priority:

          (i) each party will be reimbursed the amount of out-of-pocket expenses it paid from the amount recovered (unless one party paid all such costs, in which the other party will be reimbursed no expenses) and

          (ii) to the extent that any amounts remain, all such amounts (including without limitation any future royalties and any amounts remaining from any lump sum award) will be paid to the patent owner.

          If a party other than the patent owner prosecutes or litigates a claim, demand or other proceeding under this Section 4.4(c), such party will not settle any such claim without first giving the patent owner the right to participate in settlement discussions related to that party's Patent Rights or Other Intellectual Property Rights and approve or reject such settlement offers.

          Notwithstanding anything else in this Agreement or in the Phase I Agreement, either party will have the right to seek injunctive relief under the Patent Rights and Other Intellectual Property Rights of the other in the markets described in Section 11.9 of the Phase I Agreement.

4.5  Warranties. EDS warrants the Products as set forth in Section 8.1 and
     Section 8.2 of the Phase I Agreement. In addition to such warranties, to the extent that EDS is the manufacturer of any component of DBVODS Hardware, EDS warrants that such component will operate in accordance with the applicable specifications for a period of 12 months from the date on which such component is installed.

     The warranties contained in Section 8.2(a) and Section 8.2(c) of the Phase I Agreement and set forth above in this Section 4.5 are contingent upon proper use of Vendor Hardware and Vendor Software and do not cover Vendor Hardware or Vendor Software on which the original identification marks have been removed or altered or that have been modified without EDS' approval, improperly tested by Spectradyne or that have been subjected to unusual physical or electrical stress (including without limitation any such stress which would give rise to an excusable delay under Section 15.2 of the Phase I Agreement). THE WARRANTIES SET FORTH IN SECTION 8.2 OF THE PHASE I AGREEMENT ARE LIMITED WARRANTIES.

     EXCEPT AS SPECIFICALLY STATED IN SECTION 8.2 OF THE PHASE I AGREEMENT AND AS SET FORTH IN THIS SECTION 4.5, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICES, HARDWARE, SOFTWARE, SIGNAL TRANSMITTED OR OTHER PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT. No representation or warranty made by any person, including any representative of EDS, that is inconsistent or in conflict with, or in addition to the terms of, the warranties set forth in Section
     8.2 of the

     Phase I Agreement or as set forth above in this Section 4.5 will be binding upon EDS unless expressed in a writing signed by a duly authorized representative of EDS.

4.6  Spectradyne's Remedies.  Spectradyne will have the remedies set forth in
     Section 8.3 of the Phase I Agreement. If such exclusive remedies, fails of their essential purpose, then as an alternative sole and exclusive remedy, Spectradyne may recover from EDS, subject to the limitations of Section 6.8 of this Agreement, direct damages incurred by Spectradyne.

4.7 Exclusivity. With regard to the Digitally Based Video On Demand System, Spectradyne and EDS will have the rights and obligations set forth in
     Section 11.9  of the Phase I Agreement.

                                   ARTICLE V
                          CHARGES AND PAYMENTS TO EDS

5.1 Charges for Products and Services. All charges for Products and services will be as set forth in Schedule 5.1, as revised upon the mutual agreement of Spectradyne and EDS from time to time, or as otherwise agreed upon in writing by the parties.

     From and after the date that Digitally Based Video On Demand Systems are available for wide-scale use, EDS will review its costs and prices for supplying and maintaining the Digitally Based Video On Demand system twice a year. If EDS receives cost reductions from Vendors (on Vendor Hardware, Vendor Software or services) and if EDS determines that, after subtracting such savings from the then current price of a Digitally Based Video On Demand System, the cumulative effect of such reductions will result in a price reduction equal to or greater than [ ] of the then current price for a Digitally Based Video On Demand System, then EDS will reduce its price for each Digitally Based Video On Demand System to Spectradyne from and after the date on which EDS makes such determination by an amount equal to [ ] of such savings. (For example, suppose that EDS determines as a result of its review that the cost of a widget required in the Digitally Based Video On Demand System is reduced from [ ] to [ ] and all other costs remain the same. EDS will then subtract [ ] from the price of the Digitally Based Video On Demand System. If the result is equal to or greater than [ ] less than the then current price for a Digitally Based Video On Demand System, then EDS will reduce the then current price for the Digitally Based Video On Demand System by an amount equal to [ ] (an amount equal to [ ] of the savings.)

5.2 Bonus. Spectradyne will pay EDS a bonus, meaning an amount in addition to any and all other charges under this Agreement, if EDS makes the Digitally Based Video On Demand System available for delivery to Spectradyne prior to the Delivery Date. The amount of the bonus will be as

EMPTY BRACKETS ([     ]) ON THIS PAGE DENOTE CONFIDENTIAL INFORMATION, WHICH
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION.

     set forth in Section 9.3 of the Phase I Agreement and will be paid to EDS as set forth in Section 5.3 of this Agreement.

5.3 Payment. Except as otherwise set forth herein, all sums due to EDS pursuant to this Agreement will be payable within 30 days after receipt by Spectradyne of an invoice therefor from EDS. EDS will invoice Spectradyne on or after the applicable installation date for the Products covered by such invoice. EDS will invoice on a monthly basis for all services approved by Spectradyne in accordance with the applicable approval procedures and performed during the prior month. Any sum due EDS hereunder that is not paid when due will thereafter bear interest until paid at a rate of interest equal to the lesser of (i) two percent per annum more than the "prime" rate announced as such from time to time by Citibank N.A., New York, or successor and (ii) the maximum rate of interest allowed by applicable law.

5.4 Taxes. Spectradyne will pay to EDS amounts equal to any sales, use, privilege, excise or other taxes based on gross receipts, however designated or levied, imposed by any state, federal or local government or other taxing authority paid or payable by EDS on the (i) charges imposed under this Agreement, (ii) this Agreement or (iii) any information technology services, Products, Software, Hardware, other service or materials provided under this Agreement or upon their use. However, Spectradyne is not responsible for (i) any franchise taxes, taxes based on the net income or payroll of EDS or (ii) property taxes on EDS Hardware unless and until such EDS Hardware becomes the property of Spectradyne.

                                   ARTICLE VI
                      DISPUTE RESOLUTION, TERMINATION AND
                            LIMITATION OF LIABILITY

6.1 Dispute Resolution. In the event of any dispute or controversy between the parties of any kind or nature, Spectradyne and EDS will resolve such dispute or controversy in accordance with the procedures set forth in
     Article XII of the Phase I Agreement. To the extent that Spectradyne claims that EDS is subject to liquidated damages under Section 6.7 of this Agreement and Spectradyne and EDS submit such issue to arbitration, Spectradyne and EDS agree that (i) the arbitration proceeding will be completed and (ii) to the extent EDS is found to have an obligation to pay such liquidated damages, EDS will pay such liquidated damages in funds immediately available to Spectradyne, in both cases within 45 days after the date on which the arbitration panel first convenes.

6.2 Termination for Cause. In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations set forth in this Agreement (other than a default by Spectradyne in payment to EDS), and such default is not substantially cured within 30 days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

6.3 Termination for Failure to Obtain Unconditional Approvals or Waivers. Spectradyne's obligations under Section 3.1(d) will become effective only at such time as Spectradyne obtains the unconditional approvals or waivers, as the case may be, described in Section 1.2 of the Phase I Agreement. If Spectradyne is unable to obtain such unconditional approvals or waivers, as the case may be, on or before October 1, 1993, EDS will have the right to terminate this Agreement as of October 1, 1993.

6.4 Termination for Insolvency and Related Events. Each party will have the right to terminate this Agreement in accordance with the provisions of
     Section 13.5 of the Phase I Agreement.

6.5 Termination for Nonpayment. In the event that Spectradyne defaults by not paying when due any amount due to EDS hereunder and does not cure such default within 10 days after being given written notice of such default, then EDS may, by giving written notice thereof to Spectradyne, terminate this Agreement as of the date specified in such notice of termination. In any event, the obligation of Spectradyne to pay amounts due to EDS in accordance with the terms and conditions contained herein will survive any termination of this Agreement.

     IN THE EVENT OF A TERMINATION FOR NONPAYMENT PURSUANT TO THIS SECTION 6.5 AND IN ADDITION TO ALL OTHER REMEDIES AVAILABLE TO EDS, EDS WILL HAVE THE RIGHT TO ENTER UPON THE PREMISES WHERE THE PRODUCTS ARE LOCATED, TAKE POSSESSION OF SUCH PRODUCTS AND REMOVE SUCH PRODUCTS WITH OR WITHOUT JUDICIAL PROCESS (IF SUCH TAKING WITHOUT JUDICIAL PROCESS CAN BE DONE REASONABLY AND WITHOUT BREACH OF THE PEACE AND IS PERMITTED BY THE LAWS OF THE JURISDICTION IN WHICH THE PRODUCTS ARE RESIDENT). SUBJECT TO SPECTRADYNE'S HAVING RECEIVED ALL NOTICES PROVIDED IN THE FIRST GRAMMATICAL PARAGRAPH OF THIS SECTION 6.5, SPECTRADYNE DOES HEREBY EXPRESSLY WAIVE ANY RIGHT TO ANY FURTHER NOTICE, LEGAL PROCESS OR JUDICIAL HEARING PRIOR TO SUCH REPOSSESSION BY EDS. SPECTRADYNE UNDERSTANDS THAT THE RIGHT TO PRIOR NOTICE AND HEARING IS A VALUABLE RIGHT AND AGREES TO THE WAIVER THEREOF AS A PART OF THE CONSIDERATION FOR AND AS AN INDUCEMENT TO EDS TO EXTEND CREDIT NOW AND HEREAFTER TO SPECTRADYNE. IN CONNECTION WITH SUCH ACTION BY EDS IN TAKING POSSESSION OF PRODUCTS, EDS MAY TAKE POSSESSION OF ANY PRODUCTS LOCATED ON SPECTRADYNE'S PREMISES AND HOLD OR STORE SUCH PRODUCTS FOR SPECTRADYNE AT SPECTRADYNE'S

     EXPENSE. In addition, EDS may at its option sell, lease or otherwise dispose of all or any portion of such Products, with the privilege of becoming the purchaser thereof, at public or private sale, for cash or on credit and without notice of its intention to do so or of its doing so, in which event EDS will apply the cash proceeds from any sale or other disposition less all costs and expenses incurred in connection with the recovery, repair or storage of such Products or the transaction itself, against all sums due from Spectradyne to EDS under this Agreement.

     In addition to the rights to cure set forth above in this Section 6.5, any bank, lending institution or other lender described in Section 1.3(bn) of the Phase I Agreement, or any successor to such bank, lending institution or other lender, may cure any default under this Section 6.5. If Spectradyne notifies EDS within three Business Days after the date of EDS' notice of default that Spectradyne is in active discussions with such a bank, lending institution or other lender, EDS will extend the cure period set forth above in this Section 6.5 to 15 Business Days. If such bank, lending institution or other lender cures such default within such 15-Business Day period, EDS will, notwithstanding the provisions of Section
     6.2 with regard to such default, continue to perform its obligations under this Agreement without interruption, which continuation will not be construed as a waiver by EDS of any other right under this Agreement.

6.6 Proprietary Rights Indemnification. EDS and Spectradyne each will, in accordance with the provisions of Section 14.1(a) and Section 14.2 of the Phase I Agreement, indemnify, defend and hold harmless the other and each Affiliate (as such term is defined in Section 1.3(f) of the Phase I Agreement) of the other from any and all claims, actions, damages, liabilities, costs and expenses finally awarded by a court of competent jurisdiction, including reasonable attorneys' fees and expenses, arising out of, under, or in connection with any claims of misappropriation of a trade secret, or any claims of direct infringement of any United States letters patent, or any copyright, trademark, service mark, trade name or similar proprietary rights alleged to have occurred because of the Hardware or Software provided by or through the indemnitor. Notwithstanding the foregoing, EDS will have no such liability if:

     (a) Spectradyne uses any Product provided by EDS under this Agreement in a manner other than for which it was designed,

     (b) Spectradyne uses any Product provided by EDS under this Agreement in combination with hardware or software not provided by EDS under this Agreement and such infringement would not have occurred but for such combination,

     (c) Spectradyne modifies any Product provided by EDS under this Agreement and such infringement would not have occurred but for such modification,

     (d) Spectradyne uses the Product in the practice of a patented process and there would be no infringement in the absence of such practice,

     (e) such claim arises out of Spectradyne's use of such Products outside of the scope of the license granted to Spectradyne by EDS,

     (f) such claim arises out of EDS' compliance with specifications provided by Spectradyne to EDS and such infringement would not have occurred but for such compliance or

     (g) such claim for restriction of a business opportunity or alleging infringement in any country of importation where one does not have to be an inventor in order to obtain a patent.

     Notwithstanding any other provision of this Agreement or the Phase I Agreement, neither party will have the right to seek an indemnity from the other more than the three years the expiration or termination of this Agreement.

6.7 Liquidated Damages. EDS will pay Spectradyne liquidated damages if (a) EDS makes the Digitally Based Video On Demand System available for delivery to Spectradyne (as set forth in Section 2.1) after the Delivery Date or (b) if
     (i) EDS fails to deliver the DBVODS Hardware (including the operating system software for such DBVODS Hardware) for the Digitally Based Video On Demand System at or less than the price set forth in Schedule 5.1 and (ii) Spectradyne does not elect to terminate the Phase I Agreement under Section 13.1(b) of the Phase I Agreement as a result of such failure. The amount of the liquidated damages will be as set forth in Section 14.4(e) and Section 14.4(f), respectively, of the Phase I Agreement.

6.8 Limitation of Liability. Except to the extent included in liquidated damages under Section 6.7 of this Agreement, EDS will not be liable to Spectradyne, whether based on an action or claim in contract, equity, tort, negligence, intended conduct or otherwise, for any amounts representing loss of income, data, profits or savings or indirect, incidental, consequential or punitive damages of Spectradyne or any third party, and in no event (other than as provided under Section 6.7 of this Agreement) will the amount of damages recoverable against EDS for all events, acts or omissions exceed the total dollar amount paid by Spectradyne to EDS for the particular services, Product or Products that are the subject matter of or are directly related to the cause of action. All amounts paid as damages under this Agreement will be included in the calculations of limitations of liability described in Section 14.4(a) and Section 14.4(h) of the Phase I Agreement. Further, any cause of

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     action must be asserted against either party in accordance with the provisions of Section 14.5 of the Phase I Agreement. EDS and Spectradyne expressly acknowledge that the limitations contained in this Section 6.8 have been the subject of active and complete negotiation between EDS and Spectradyne and represent the parties' agreement based upon the level of risk to EDS associated with the performance of obligations pursuant to this Agreement and the payments made by Spectradyne to EDS for such performance.

                                  ARTICLE VII
                                 MISCELLANEOUS

7.1 Binding Nature and Assignment. This Agreement will be binding on the parties hereto and their respective successors and permitted assigns, but neither party may, nor will have the power to, assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, EDS will have the right to subcontract as set forth in Section 3.8(c).

7.2 Relationship of Parties. EDS is performing pursuant to this Agreement only as an independent contractor. EDS has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed its obligations set forth in this Agreement, except as otherwise agreed upon in writing by the parties. Nothing set forth in this Agreement will be construed to create the relationship of principal and agent between EDS and Spectradyne. EDS will not act or attempt to act or represent itself, directly or by implication, as an agent of Spectradyne or Spectradyne's customer(s) or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, Spectradyne or Spectradyne's customer(s).

7.3 Confidentiality and Media Releases. "Confidential Information" (as such term is defined in Section 11.8 of the Phase I Agreement and including the terms and conditions of this Agreement) received under this Agreement will be subject to the rights and obligations set forth in Section 11.8 of the Phase I Agreement. All media releases, public announcements and public disclosures by either party or its employees, agents or representatives relating to this Agreement will be made in accordance with the provisions of Section 15.4 of the Phase I Agreement.

7.4 Export. Spectradyne will not export any Products from the United States, either directly or indirectly, without first obtaining a license as required from the U.S. Department of Commerce or other agency or department of the United States Government and the prior written consent of EDS, which consent will not be unreasonably withheld, delayed or conditioned. Spectradyne will bear all costs of international transportation from EDS to the international destination and all costs of compliance with all applicable

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

     export laws and regulations. In addition, Spectradyne will indemnify, defend and hold EDS harmless from and against any and all claims, actions, losses, damages, costs, expenses (including without limitation attorneys' fees) or other liability arising out of the direct or indirect violation of any export laws or regulations and for the direct or indirect breach of any EDS or third party license agreement.

7.5 Notices. Wherever one party is required or permitted to give notice to the other party pursuant to this Agreement, such notice will be given and deemed received as set forth in Section 15.5 of the Phase I Agreement.

7.6 Force Majeure. Each party will be excused from performance hereunder for the reasons and for the time periods described in Section 15.2 of the Phase I Agreement.

7.7 Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties will be relieved of all obligations arising under such provision, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If that is not possible, another provision that is legal and enforceable and achieves the same objective will be substituted. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance, then the remainder will be enforced to the extent permitted by law.

7.8 Waiver. No delay or omission by either party to exercise any right or power will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. No change, waiver or discharge hereof will be valid unless in writing and signed by an authorized representative of the party against which such change, waiver or discharge is sought to be enforced.

7.9 Cumulative Remedies. Except when a remedy is deemed under this Agreement to be "sole and exclusive", all remedies set forth in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise, and may be enforced concurrently or from time to time.

7.10 Counterparts. This Agreement may be executed in several counterparts, all of which taken together will constitute one single agreement between the parties.

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

7.11 Certain Construction Rules. The article, section and schedule headings and the table of contents used in this Agreement are for convenience of reference only and in no way define, limit, extend or describe the scope or intent of any provisions hereof. In addition, as used in this Agreement, unless otherwise expressly stated to the contrary, (a) other than references to Business Days, all references to days, months or years are references to calendar days, months or years, (b) all references to "Sections" and "Articles" are references to Sections or Articles of this Agreement, (c) all references to "Schedules" are references to Schedules attached to this Agreement and (d) all uses of "or" include "and/or". To the extent that there is any conflict between the text of this Agreement and any Schedule, the Schedule will control. To the extent that there is any conflict between the provisions of this Agreement and the provisions of the Phase I Agreement with regard to each party's rights and obligations related to the development, provision, sale, license, installation or Service of Digitally Based Video On Demand Systems or other Products (including without limitation all rights of or to liquidated damages, warranties and indemnities pertaining thereto), the provisions of this Agreement will control. To the extent that there is a conflict between any other provision of this Agreement, if any, and the provisions of the Phase I Agreement, the Phase I Agreement will control.

7.12 Survival of Certain Provisions. The following provisions of this Agreement will survive any expiration or termination of this Agreement for any reason: Section 1.2, Section 2.2, Section 2.3, Article IV, Article V and Article VII, Section 6.6, Section 6.7 and Section 6.8. In addition and to the extent that the Phase I Agreement expires or is terminated prior to the effective date of any expiration or termination of this Agreement, any provisions of the Phase I Agreement referenced in this Agreement will continue to the extent applicable to this Agreement.

7.13 Governing Law. This Agreement will be construed in accordance with, and the rights of the parties will be governed by, the internal laws of the State of Texas applicable to agreements entered into and intended to be performed within the state, without regard to any otherwise applicable principles of conflicts of laws.

7.14 No Third Party Beneficiaries. Nothing in this Agreement may be relied upon by or will benefit any party other than Spectradyne and EDS.

7.15 Approvals and Similar Actions. Except where such action is to be taken in the sole discretion of a party, where approval, acceptance, consent or similar action is required or requested of a party, such action will not be unreasonably withheld, delayed or conditioned.

7.16 Entire Agreement. This Agreement, including any Schedules referred to herein and attached hereto and each Purchase Order (except for preprinted terms and conditions on a Purchase Order which the parties agree will not

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

     be binding on the parties), each of which is incorporated herein, constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter. There are no oral or written representations, understandings or agreements relating to this Agreement that are not fully expressed herein. All changes to this Agreement must be in writing and signed by the party against whom such change would be enforced. The parties agree that any other terms or conditions included in any Purchase Orders, quotes, acknowledgements, bills of lading or other forms utilized or exchanged by the parties will not be incorporated herein or be binding unless expressly agreed upon in writing by authorized representatives of the parties.

      IN WITNESS WHEREOF, EDS and Spectradyne have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.


ELECTRONIC DATA SYSTEMS                  SPECTRADYNE, INC.
CORPORATION


By:______________________________        By:_______________________________
Printed Name:____________________        Printed Name:_____________________
Title:___________________________        Title:____________________________

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